Doc Number9011783.4SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                            (Amendment No. _____)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ _ ]

Check the appropriate box:
[ _ ] Preliminary Proxy Statement
[ _ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[ _ ] Definitive Additional Materials
[ _ ] Soliciting Material Pursuant toss.240.14a-12



                              Dominion Homes, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


   -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ X ] No fee required.

[ _ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ _ ] Fee paid previously with preliminary materials.

[ _ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              DOMINION HOMES, INC.
                                5501 Frantz Road
                                 P. O. Box 7166
                             Dublin, Ohio 43017-0766

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD WEDNESDAY, MAY 1, 2002

     Notice is hereby given that the 2002 Annual Meeting of Shareholders ("Annual Meeting") of Dominion Homes, Inc. (the "Company") will be held at The Dominion HomeStore, 5767 Karric Square Drive, Dublin, Ohio, 43016, on Wednesday, May 1, 2002, at 10:00 a.m. local time, for the following purposes:

     1.   election  as  Class  II  directors  of  the  nominees   named  in  the
          accompanying Proxy;

     2. approval of the adoption of the Dominion Homes, Inc. Incentive Growth Plan; and

     3.   ratification  of  the  selection  of  PricewaterhouseCoopers   LLP  as
          independent public accountants for the Company in 2002.

     The Board of Directors has fixed the close of business on March 19, 2002, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                    By Order of the Board of Directors


                                    /s/Robert A. Meyer, Jr.
                                    -----------------------
                                    Robert A. Meyer, Jr.
                                    Secretary

Dublin, Ohio
April 1, 2002

                              DOMINION HOMES, INC.

                                5501 Frantz Road
                                 P. O. Box 7166
                             Dublin, Ohio 43017-0766
                                 (614) 761-6000

                                  April 1, 2002


                                 PROXY STATEMENT


                                     GENERAL

     This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are furnished to holders of common shares, without par value (the "Common Shares"), of Dominion Homes, Inc. (the "Company") in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at the 2002 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Wednesday, May 1, 2002, at 10:00 a.m., local time, and at any postponements or adjournments thereof. The Annual Meeting will be held at The Dominion HomeStore, 5767 Karric Square Drive, Dublin, Ohio 43016. Only those shareholders of the Company of record at the close of business on March 19, 2002, will be entitled to receive notice of, and to vote at, the Annual Meeting. Copies of this Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are first being mailed to shareholders on or about April 1, 2002.

     All Common Shares represented by each properly executed Proxy received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the Proxy. Except as described below with respect to broker non-votes, if no directions have been specified on a Proxy, the Common Shares represented by the Proxy will be voted in accordance with the Board's recommendations, which are as follows:

     "FOR" election as Class II directors of the nominees named in the accompanying Proxy;

     "FOR" approval of the adoption of the Dominion Homes, Inc. Incentive Growth Plan; and

     "FOR" ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company in 2002.

     Management knows of no other matters that may properly be brought, or which are likely to be brought, before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying Proxy or their substitutes will vote in accordance with their best judgment on such matters.

     Without affecting any vote previously taken, a shareholder signing and returning a Proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in a writing or other verifiable communication delivered to Robert A. Meyer, Jr., Secretary of the Company, at the Company's corporate offices at 5501 Frantz Road, P. O. Box 7166, Dublin, Ohio 43017-0766, by executing a subsequent Proxy, or by attending the Annual Meeting and giving notice of such revocation in person to the inspector of elections at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy.

     The presence, in person or by proxy, of the holders of a majority of the Common Shares issued and outstanding on March 19, 2002, is necessary to constitute a quorum at the Annual Meeting. As of March 19, 2002, the Company had 6,600,237 Common Shares issued and outstanding.

     Under Ohio law and the Company's Amended and Restated Code of Regulations (the "Regulations"), each shareholder is entitled to one vote for each Common Share held. Common Shares represented by proxies that have been signed or which constitute a verifiable communication and that are delivered to the Company will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or they are not marked at all. Broker non-votes, as described in the following paragraph, also will be counted toward the establishment of a quorum.

     Broker/dealers who hold their customers' Common Shares in street name may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such Common Shares and may vote such Common Shares on routine matters which, under such rules, typically include the election of directors and the ratification of the selection of independent public accountants. Broker/dealers may not vote such Common Shares on other matters without specific instructions from the customers who own such Common Shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes.

     Broker non-votes and votes withheld will not be counted toward the election of directors or toward the election of individual nominees specified in the form of Proxy. As to all other proposals to be voted upon at the Annual Meeting, a broker non-vote or an abstention will have the same effect as a vote against the proposal.

     All costs of solicitation of the Proxies will be borne by the Company. Solicitation will be made by mail. Proxies may be further solicited at no additional compensation by officers, directors, or employees of the Company by telephone, written communication or in person. Upon request, the Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of Common Shares of the Company. No solicitation will be made by specially engaged employees or other paid solicitors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

     The following table sets forth, as of March 19, 2002, certain information with respect to persons known to the Company to be the beneficial owners of more than five percent (5%) of the outstanding Common Shares.

                     Number of Common Shares Beneficially Owned


                                   Sole Voting                                          Shared
   Name and Address of                 and          Shared Voting      Sole Voting    Investment                    Percent
     Beneficial Owner               Investment     and Investment      Power Only     Power Only       Total        of Class
                                      Power             Power                                                          (1)
 ------------------------         --------------- ------------------ -------------- -------------- ---------------- ----------

      Donald A. Borror (2)            30,000           4,204,324 (3)          --            39,521         4,273,845       64.8%
      Douglas G. Borror (2)           47,000           4,204,324 (3)          --            11,382         4,262,706       64.6%
      David S. Borror (2)             11,040           4,204,324 (3)          --                --         4,215,364       63.9%
      Terry E. George (2)             23,000           4,204,324 (3)          --                --         4,227,324       64.0%
      BRC Properties, Inc.         4,204,324 (3)              --              --                --         4,204,324       63.7%
        5501 Frantz Rd
        Dublin, Ohio 43017
      BRC Properties, Inc.               --            4,204,324 (3)(5)       --                --         4,204,324       63.7%
        Donald A. Borror,
        Douglas G. Borror,
        David S. Borror and
        Terry E. George, as
           a group
      FMR Corp.                          --                 --                --           616,300(6)        616,300        9.3%
        82 Devonshire Street
        Boston, MA 02109
      Fidelity Low Priced                --                 --           616,300(6)             --           616,300        9.3%
      Stock Fund
        82 Devonshire Street
        Boston, MA 02109






(1) Percent of class is based upon the sum of 6,600,237 Common Shares outstanding as of March 19, 2002, and the number of Common Shares as to which the person has the right to acquire beneficial ownership upon the exercise of options exercisable within sixty (60) days of March 19, 2002.
(2) These individuals may be contacted at the address of the Company, 5501 Frantz Road, P.O. Box 7166, Dublin, Ohio 43017-0766.
(3) Share total is based on information provided to the Company by BRC Properties Inc. ("BRC"). By virtue of their ownership and control of BRC, each of Donald A. Borror, Douglas G. Borror, David S. Borror and Terry E. George may be deemed to beneficially own the Common Shares owned by BRC, but each has disclaimed beneficial ownership of the Common Shares owned by BRC. See "Certain Relationships and Related Transactions-Description and Ownership of BRC."
(4) Consists of Common Shares held by KeyTrust Company of Ohio, N.A., as trustee of the Dominion Homes, Inc. Retirement Plan and Trust (the "Retirement Plan and Trust"), which Common Shares are voted by the trustee.
(5) In computing the aggregate number of Common Shares held by the group, the same Common Shares were not counted more than once.

(6) Information is based on an Amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002. According to the Schedule 13G, Fidelity Management & Research Company ("Fidelity") is a wholly-owned subsidiary of FMR Corp. ("FMR") and an investment adviser under the Investment Advisers Act of 1940. Fidelity is an investment adviser to Fidelity Low Priced Stock Fund (the "Fund"), which is the reported owner of the 616,300 Common Shares listed above. Edward C. Johnson 3d (Chairman of FMR), FMR (through its control of Fidelity) and the Fund each has the power to dispose of the 616,300 Common Shares. Neither FMR, nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the Common Shares, which power resides with the Fund. Fidelity carries out the voting of the Common Shares under written guidelines established by the Fund. Members of the Edward C. Johnson 3d family (including Edward C. Johnson 3d and Abigail Johnson) may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR Corp.

Management

     The following table sets forth, as of March 19, 2002, certain information with respect to the number of Common Shares beneficially owned by each director (including nominees) and executive officer of the Company and by all directors (including nominees) and executive officers of the Company as a group:


                                         Number of Common Shares Beneficially Owned
                                         ------------------------------------------

                                      Sole Voting      Shared Voting and   Shared Investment Power
   Name and Address of           and Investment Power  Investment Power             Only                         Percent
     Beneficial Owner                                                                              Total      of Class (1)
 ---------------------------- ------------------------ ------------------ ----------------------------------- ------------

 Donald A. Borror (2)                    30,000           4,204,324  (3)            39,521 (4)      4,273,845    64.8%
 Douglas G. Borror (2)                   47,000           4,204,324  (3)            11,382 (4)      4,262,706    64.6%
 David S. Borror (2)                     11,040           4,204,324  (3)            --              4,215,364    63.9%
 Terry E. George (2)                     23,000           4,204,324  (3)            --              4,227,324    64.0%
 Pete A. Klisares                         7,500 (5)           --                    --                  7,500     *
     1660 Northwest
     Professional Plaza
     Suite C
     Columbus, OH 43220
 Gerald E. Mayo                          14,500               --                    --                 14,500     *
     51 Brams Point Road
     Hilton Head, SC 29926
 C. Ronald Tilley                        10,000 (5)           --                    --                 10,000     *
     900 Gatehouse Lane
     Worthington, OH 43235
 Jon M. Donnell (2)                     108,212 (6)           --                    --                108,212     1.6%
 Robert A. Meyer, Jr. (2)                47,951               --                    --                 47,951     *
 Peter J. O'Hanlon (2)                    4,303               --                    --                  4,303     *
 All directors and                      303,506           4,204,324  (3)            50,903          4,558,733    68.9%
     executive officers as
     a group (10 persons) (7)


*Represents less than 1% of class.

(1) Percent of class is based upon the sum of 6,600,237 Common Shares outstanding as of March 19, 2002, and the number of Common Shares as to which the person has the right to acquire beneficial ownership upon the exercise of options exercisable within sixty (60) days of March 19, 2002.

(2) These individuals may be contacted at the address of the Company, 5501 Frantz Road, P.O. Box 7166, Dublin, Ohio 43017-0766.

(3) Share total is based on information provided to the Company by BRC. By virtue of their ownership and control of BRC, each of Donald A. Borror, Douglas G. Borror, David S. Borror and Terry E. George may be deemed to beneficially own the Common Shares owned by BRC, but each has disclaimed beneficial ownership of the Common Shares owned by BRC. See "Certain Relationships and Related Transactions-Description and Ownership of BRC."

(4) Consists of Common Shares held by KeyTrust Company of Ohio, N.A., as trustee of the Retirement Plan and Trust, which Common Shares are voted by the trustee.

(5) Includes, in the case of Messrs. Klisares and Tilley, 7,500 and 10,000 Common Shares, respectively, which can be acquired upon the exercise of options which are exercisable within sixty (60) days of March 19, 2002.

(6) Includes 11,000 restricted Common Shares which are subject to forfeiture if Mr. Donnell's employment with the Company is terminated prior to August 1, 2002.

(7) In computing the aggregate number of Common Shares held by the group, the same Common Shares were not counted more than once.


                      BOARD OF DIRECTORS AND MANAGEMENT

Number and Term of Directors

     The Company's Regulations provide for seven (7) directors and divide the Board into two classes, with regular two-year staggered terms. Class I consists of three (3) directors with terms expiring in 2003. Class II consists of four
(4) directors with terms expiring at the Annual Meeting.

Nomination of Directors

     In accordance with Section 2.03 of the Company's Regulations, a nominee for election as a director at an annual meeting may be proposed only by the directors or by a shareholder entitled to vote for the election of directors if such shareholder shall have proposed such nominee in a written notice. Each written notice of a proposed nominee must set forth (1) the name, age, business or residence address of each nominee proposed in such notice; (2) the principal occupation or employment of each such nominee for the past five years; and (3) the number of shares of each series and class of the Company owned beneficially and/or of record by each such nominee and the length of time any such shares have been owned. The written notice of a proposed nominee must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company at its principal office and received by the Secretary of the Company on or before the later of (i) February 1, immediately preceding such annual meeting or (ii) the sixtieth (60th) day prior to the first anniversary of the most recent annual meeting of shareholders of the Company held for the election of directors, provided, however, that if the annual meeting for the election of directors in any year is not held on or before the thirty-first (31st) day next following such anniversary, then the written notice must be received by the Secretary within a reasonable time prior to the date of such annual meeting.

     The Company has not received any proposals for director nominations from any shareholder with respect to the Annual Meeting.

Proposal to Elect Class II Directors

     The Board proposes the election of the following persons as Class II Directors to terms which will expire at the 2004 Annual Meeting of Shareholders:

                                                   Director
         Name                       Age              Since
         ----                       ---              -----

         Donald A. Borror            72              1978
         David S. Borror             44              1985
         Pete A. Klisares            66              1994
         Gerald E. Mayo              69              1994

     All of the nominees are presently members of the Board. All of the nominees have stated their willingness to serve and no reason is presently known why any of the nominees would be unable to serve as a director. It is the intention of the persons named as proxies in the accompanying Proxy to vote for the election of the four (4) nominees named above unless the shareholders otherwise direct on the Proxy. If any nominee is unable to stand for election, each Proxy will be voted for such substitute as the Board recommends.

Recommendation and Vote

     Class II Directors will be elected by a plurality of the votes entitled to be cast and present at the Annual Meeting, in person or by properly executed proxy. Shareholders do not have cumulative voting rights in the election of directors. Proxies cannot be voted for more than four (4) directors.

     The Board of Directors recommends that the shareholders vote "FOR" the election of its nominees for Class II Directors.

Continuing Class I Directors

     The following Class I Directors will continue after the Annual Meeting to serve as directors for a term that will expire at the 2003 Annual Meeting of
Shareholders:

                                                   Director
         Name                       Age              Since
         ----                       ---              -----

         Douglas G. Borror           46              1984
         Jon M. Donnell              42              1997
         C. Ronald Tilley            66              1996

Executive Officers and Certain Other Key Employees

      The Company's executive officers and certain other key employees of the Company are listed below.

Name                               Age        Position(s) Held
----                               ---        ----------------

Executive Officers
Donald A. Borror                    72         Chairman Emeritus
Douglas G. Borror                   46         Chairman of the Board and Chief
                                               Executive Officer
Jon M. Donnell                      42         President and Chief Operating
                                               Officer
David S. Borror                     44         Executive Vice President
Terry E. George                     58         Senior Vice President and
                                               Treasurer
Robert A. Meyer, Jr.                48         Senior Vice President, General
                                               Counsel and Secretary
Peter J. O'Hanlon                   43         Senior Vice President-Finance
                                               and Chief Financial Officer
Certain Other Key Employees
Karl E. Billisits                   36         Executive Vice
                                               President-Construction Operations
Stephan M. George                   45         Executive Vice President and
                                               President of the Company's
                                               Louisville Subsidiary
Jack L. Mautino                     38         Executive Vice President-Sales
Denis G. Connor                     47         Senior Vice
                                               President-Administration
Lori M. Steiner                     42         Senior Vice President-Strategy
                                               and Communications

Background and Experience of Directors, Officers and Certain Key Employees

     The references to the Company in the following biographies for periods of time prior to March 9, 1994, refer to the homebuilding divisions of BRC which were transferred to the Company in connection with the Company's initial public offering of its Common Shares. See "Certain Relationships and Related Transactions--Description and Ownership of BRC."

     Donald A. Borror has served on the Company's Board of Directors since 1978, and has served as Chairman Emeritus since July 1999. He served as the Chairman of the Board of Directors from 1978 through July 1999, and as President of the Company from 1977 to March 1987. Mr. Borror has been involved in the homebuilding business since 1952 and founded the Company's homebuilding business in 1976. He has a Bachelor of Arts degree from The Ohio State University and a Juris Doctor degree from The Ohio State University College of Law.

     Douglas G. Borror has served on the Company's Board of Directors since January 1984, as Chairman of the Board of Directors since July 1999, and as its Chief Executive Officer since September 1992. He also served as the Company's President from March 1987 through July 1999, and as Chief Operating Officer of the Company from September 1992 through September 1996. Since December 2000, Mr. Borror has also served as Executive Vice President of BRC. Mr. Borror serves on the Boards of Directors of Columbia Gas of Ohio, Inc., The Huntington National Bank and Alcon Corporation. Mr. Borror has a Bachelor of Arts degree from The Ohio State University.

     Jon M. Donnell has served on the Company's Board of Directors since May 1997, as President of the Company since July 1999, and as Chief Operating Officer of the Company since September 1996. Mr. Donnell served as Chief Financial Officer of the Company from August 1995 through June 1998, as Treasurer of the Company from August 1995 through December 1995 and as Executive Vice President from January 1996 through August 1996. From August 1995 through December 1996, he also served as Senior Vice President of the Company. Prior to joining the Company, Mr. Donnell spent 11 years with the Del Webb Corporation, a national real estate development and homebuilding company, most recently as Vice President and Associate General Manager of Webb's Sun City Hilton Head community. He is a Certified Public Accountant, and holds a Bachelor of Science degree from the University of Arizona.

     David S. Borror has served on the Company's Board of Directors since 1985 and as its Executive Vice President since January 1988. He served as Vice President of the Company from July 1985 until January 1988, and as its General Counsel from January 1988 to December 1993. Since December 2000, Mr. Borror has also served as President of BRC. He has a Bachelor of Arts degree from The Ohio State University and a Juris Doctor degree from The Ohio State University College of Law.

     Pete A. Klisares has served on the Company's Board of Directors since 1994. He has served as Principal, MIGG Capital, an Ohio-based capital investment company, since October 1999. From August 1997 through June 1999, he served as President and Chief Operating Officer of Karrington Communities, Inc., a Columbus, Ohio-based company which constructs and operates assisted living facilities. From August 1993 through December 1997, he served as Executive Vice President of Worthington Industries, Inc., a Columbus-based steel company. He is a member of the Board of Directors of The Huntington National Bank, Sunrise Assisted Living, and MPW Industrial Services. Mr. Klisares has a Bachelor of Science degree in Economics and a Masters Degree in Labor and Management from the University of Iowa.

     Gerald E. Mayo has served on the Company's Board of Directors since 1994. Until his retirement in October 1997, he was a member of the Boards of Directors and the Chairman of the Midland Life Insurance Company, a Columbus, Ohio-based life insurance company, and Midland Financial Services, Inc., positions which he held for more than five years. He also serves on the Boards of Directors of McKesson/HBOC and Depositor Assistance Corp. Mr. Mayo has a Bachelor of Arts degree from Boston University.

     C. Ronald Tilley has served on the Company's Board of Directors since January 1996. In March 1996, he retired as Chief Executive Officer and Chairman of the Board of Directors of Columbia Gas Distribution Companies, an Ohio-based natural gas company, positions which he held for more than five years. Mr. Tilley has a Bachelor of Science degree from Concord College.

     Terry E. George has served as Senior Vice President of the Company since November 1993 and as Treasurer of the Company since January 1996. He served on the Board of Directors of the Company from 1985 through May 1997, as Controller of the Company from August 1995 to January 1996, and as Operations Manager of the Company from October 1991 through August 1995. Mr. George has also served as Vice President and Treasurer of BRC since December 1996, and previously served as a Vice President of BRC from October 1987 to November 1993. Since December 2000, Mr. George has additionally served as Secretary of BRC. Mr. George also serves on the Board of Directors of First Community Bank. He has a Bachelor of Science degree from The Ohio State University and is a Certified Public Accountant in the State of Ohio.

     Robert A. Meyer, Jr. has served as Senior Vice President of the Company since January 1996 and as General Counsel and Secretary of the Company since December 1993. He served as Vice President of the Company from December 1993 through December 1995. Prior to joining the Company, Mr. Meyer was engaged in the private practice of law in the Columbus, Ohio office of Porter, Wright, Morris & Arthur from November 1978 to December 1993. He has a Bachelor of Science degree from Indiana University and a Juris Doctor degree from The Ohio State University College of Law.

     Peter J. O'Hanlon has served as Senior Vice President of Finance of the Company since January 2000, and as Chief Financial Officer of the Company since June 1998. Prior to joining the Company, Mr. O'Hanlon was Controller of Gables Residential Trust, an Atlanta-based real estate investment trust, from 1993 through May 1998, and Chief Financial Officer of Wilson Company, an Atlanta-based privately-held holding company, from 1987 through 1992. He is a Certified Public Accountant, and holds a Bachelor of Arts degree from Emory University and a Masters degree in Business Administration from Northwestern University.

     Stephan M. George has served as the Company's Executive Vice President and as President of the Company's Louisville subsidiary since December 2000. He served as the Company's Executive Vice President of Operations from May 1999 through December 2000. Prior to joining the Company, Mr. George served as Chief Operating Officer of Silverman

Building Company, a Farmington, Michigan-based homebuilding company, from March 1998 through April 1999, and Vice President of Operations of Cambridge Homes, Inc., a Libertyville, Illinois-based homebuilding company, from December 1987 to March 1998. Mr. George has a Bachelor of Science degree in Civil Engineering from Cornell University and a Masters degree in Business Administration from Loyola University.

     Karl E. Billisits has served as the Company's Executive Vice President of Construction Operations since December 2000. He served as the Company's Senior Vice President of Land Acquisition and Development from April 1999 through November 2000, as the Company's Vice President of Engineering and Development from January 1999 through April 1999, as Vice President of Engineering from May 1998 through January 1999, as Director of Engineering from April 1997 through May 1998, and as Engineer from April 1994 through April 1997. Prior to joining the Company in 1994, Mr. Billisits was employed as a consulting engineer with Bauer, Davidson & Merchant, a Columbus-based consulting engineering firm. Mr. Billisits holds a Bachelor of Science degree in Civil Engineering from The Ohio State University, and is a Registered Professional Engineer in the States of Ohio, Kentucky and Michigan.

     Jack L. Mautino has served as the Company's Executive Vice President of Sales since December 2000. He served as the Company's Senior Vice President and General Manager of the Company's Louisville, Kentucky Operations from August 1998 through November 2000, as Senior Vice President of Sales of the Company from May 1998 through August 1998, and as Vice President of Sales from October 1995 through August 1998. He served as Sales Manager for the Company's Dominion Homes Division from January 1995 through December 1995, as Sales Manager of the Company's Tradition Homes Division from December 1991 to December 1994, and as Sales Representative for the Company from July 1990 to December 1991. Prior to joining the Company, Mr. Mautino was employed by Ryland Homes. He holds a Bachelor of Science degree from Duquesne University.

     Denis G. Connor has served as Senior Vice President of Administration since joining the Company in January 1998. Prior to joining the Company, Mr. Connor managed Alliance Title Agency, Ltd., from its formation in April 1997, to December 1997, and was employed by Chicago Title Agency of Central Ohio, Inc., from February 1989 to April 1997. He has a Bachelor of Arts degree from Miami University.

     Lori M. Steiner has served as Senior Vice President of Strategy and Communications since January 1999. She served as the Company's Senior Vice President of Marketing from May 1998 through December 1998, and as the Company's Vice President of Marketing from January 1995 through May 1998. She served as the Company's Marketing Director from September 1990 through January 1995. Ms. Steiner served as an account manager for Brooks Young Communications, a Columbus-based regional advertising company, from March 1989 to September 1990. She has a Bachelor of Arts degree from Wittenberg University.

Family Relationships

     Douglas G. Borror, a director and the Chairman of the Board and Chief Executive Officer of the Company, and David S. Borror, a director and Executive Vice President of the Company, are brothers. Donald A. Borror, a director and Chairman Emeritus of the Company, is the father of Douglas G. Borror and David
S. Borror. There are no other family relationships among the executive officers and/or directors of the Company.

Agreement with Respect to the Election of Directors

     BRC, the holder of approximately 63.7% of the issued and outstanding Common Shares, has agreed in a Close Corporation Agreement with its shareholders to use its best efforts to elect David S. Borror as a director of the Company for so long as certain contingencies are satisfied and for so long as BRC has the ability to elect at least two (2) directors of the Company. See "Certain Relationships and Related Transactions--Description and Ownership of BRC."

Meetings and Committees of the Board

     The Board of Directors meets immediately following the adjournment of each annual meeting of shareholders at which directors are elected, and holds such other meetings as may be called from time to time by the Chairman of the Board, the President or any two directors. The Board of Directors of the Company held four meetings during the year ended December 31, 2001. Each director attended at least 75% of the aggregate of the number of Board of Directors meetings and meetings of all committees on which he served during the year.

     The Company has a Compensation Committee, an Executive Committee, an Audit Committee and an Affiliated Transactions Review Committee. The members of the Compensation Committee during 2001 were Pete A. Klisares (Chairman), Gerald E. Mayo and C. Ronald Tilley. The Compensation Committee, which determines the compensation of the Company's executive officers, held two meetings during 2001. The members of the Executive Committee during 2001 were Donald A. Borror, Douglas G. Borror (Chairman), David S. Borror, Jon M. Donnell and Pete A. Klisares. The Executive Committee, which is authorized to act for the Board between regularly scheduled meetings of the Board, held two meetings during 2001. The members of the Audit Committee during 2001 were Pete A. Klisares, Gerald E. Mayo (Chairman) and C. Ronald Tilley. The Audit Committee, which reviews accounting and auditing matters, held three meetings during 2001. The members of the Affiliated Transactions Review Committee during 2001 were Pete A. Klisares (Chairman), Gerald E. Mayo and C. Ronald Tilley. The Affiliated Transactions Review Committee, which reviews and authorizes material transactions between the Company and its affiliates or related parties, held one meeting during 2001. The Company does not have a standing nominating committee or other committee performing a similar function.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth, for the three years ended December 31, 2001, cash and non-cash compensation paid by the Company to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company who served as such during 2001 (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities by such persons:

                                                  Summary Compensation Table

                                                      Annual Compensation
                                     ----------------------------------------------------
                                                                        Other Annual       All Other
Name and                              Salary (1)      Bonus (1)       Compensation (2)   Compensation
Principal Position           Year        ($)             ($)            ($)               ($)
--------------------------  -------  ------------  ----------------  ------------------ --------------

Donald A. Borror             2001      $250,000      $  275,000                         $    816  (3)
    Chairman Emeritus        2000      $250,000      $  260,000                         $  2,781
                             1999      $250,000      $  260,000                         $  6,083

Douglas G. Borror            2001      $480,000      $1,000,000 (4)  $130,770 (5)       $153,641  (8)
    Chairman and CEO         2000      $440,000      $  700,000      $105,370 (5)       $153,160  (9)
                             1999      $440,000      $  550,000      $ 57,585 (5)       $ 72,438  (10)

Jon M. Donnell (11)          2001      $400,000      $  725,000 (4)  $ 64,572 (6)       $ 91,547  (8)
    President and COO        2000      $360,000      $  500,000                         $ 90,840  (9)
                             1999      $360,000      $  400,000      $ 65,119 (6)       $ 50,687  (10)

David S. Borror              2001      $240,000      $  330,000      $ 56,559 (7)       $ 40,649  (8)
    Exec. V.P.               2000      $225,000      $  275,000                         $ 39,690  (9)
                             1999      $200,000      $  225,000                         $ 23,541  (10)

Robert A. Meyer, Jr.         2001      $175,000      $  200,000                         $ 34,774  (8)
    Sr. V.P., General        2000      $160,000      $  150,000                         $ 33,960  (9)
    Counsel and Secretary    1999      $160,000      $  125,000                         $ 23,591  (10)



(1) Includes amounts deferred by the Named Executive Officer pursuant to the Amended and Restated Dominion Homes, Inc. Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan").

(2) Perquisites and other personal benefits did not exceed applicable thresholds except as specifically set forth.

(3) Includes for 2001, $816 paid by the Company for coverage under the Company's Group Life Insurance Program for all employees.

(4) Includes $600,000 paid to Mr. Borror in 2001 and $450,000 paid to Mr. Donnell in 2001. The Company will pay the remaining $400,000 of Mr. Borror's $1,000,000 bonus and the remaining $275,000 of Mr. Donnell's $725,000 bonus in 2002.

(5)  Includes $49,302 for 2001, $47,002 for 2000 and $23,760 for 1999,
     attributable to personal use of Company property. Also includes for 2001, $47,138 for personal expenses of Mr. Borror on business related trips.

(6) Includes $45,045 for 2001 and $40,320 for 1999, attributable to personal use of Company property.

(7)  Includes $42,312 attributable to personal use of Company property.

(8) Includes for 2001, the value of premiums paid for split-dollar life insurance coverage under the Company's Collateral Assignment Split Dollar Plan (the "Split Dollar Plan") (Mr. Douglas Borror, $143,081, Mr.

     Donnell, $80,987, Mr. David Borror, $30,089 and Mr. Meyer, $24,214). The Split Dollar Plan is discussed in greater detail under "Report of Compensation Committee on Executive Compensation- Long-Term Incentive Compensation-Split Dollar Plan." Also includes for 2001, amounts paid by the Company for coverage under the Company's Group Life Insurance Program for all employees of $1,260 for each of the Named Executive Officers, Company matching contributions under the Retirement Plan and Trust of $6,800 for each of the Named Executive Officers and Company matching contributions under the Executive Deferred Compensation Plan of $2,500 for each of the Named Executive Officers.

(9) Includes for 2000, the value of premiums paid for split-dollar life insurance coverage under the Split Dollar Plan (Mr. Douglas Borror, $143,500; Mr. Donnell, $81,300; Mr. David Borror, $30,450; and Mr. Meyer $24,300).

(10) Includes for 1999, the value of premiums paid for split-dollar life insurance coverage under the Split Dollar Plan (Mr. Douglas Borror, $62,488; Mr. Donnell, $40,737; Mr. David Borror, $13,591; and Mr. Meyer $13,646).

(11) As of December 31, 2001, Mr. Donnell held 11,000 restricted Common Shares with an aggregate fair market value as of that date of $171,600. The restricted Common Shares are subject to forfeiture if Mr. Donnell's employment with the Company is terminated prior to August 1, 2002. Mr. Donnell is entitled to receive any dividends declared by the Company upon the restricted Common Shares.

Employment Agreements

     The Company has Amended Employment Agreements with Jon M. Donnell, President and Chief Operating Officer and with Robert A. Meyer, Jr., Senior Vice President, General Counsel and Secretary. The Amended Employment Agreements with Messrs. Donnell and Meyer are each dated December 29, 2000, and effective as of January 1, 2001. The Amended Employment Agreements supercede prior Employment Agreements with Messrs. Donnell and Meyer, which had substantially similar provisions.

      The Agreements are for terms of three years, and provide for renewal annually for three-year terms unless the Company provides notice of its intention not to renew the Agreement. No such notice by the Company has been provided to Mr. Donnell or Mr. Meyer.

     Each Agreement provides for lump sum payments if employment is terminated by the Company without cause or by Mr. Donnell or Mr. Meyer with good reason, and includes non-competition covenants effective for one year after termination. The Agreements also include provisions that become effective upon a "change in control" of the Company. Under the Agreements, a change in control is defined as an event which results in either BRC failing to own at least 30% of the combined voting power of the outstanding voting securities of the Company, or both Mr. Donald Borror and Mr. Douglas Borror ceasing to be directors and officers of the Company. Upon a change in control, all employee benefit rights, including stock options, vest. In addition, if within two years of a change in control, the employment of Mr. Donnell or Mr. Meyer is terminated without cause, or if Mr. Donnell or Mr. Meyer terminates his employment with good reason, he would be entitled to certain benefits, including a lump sum payment equivalent to two years' salary, the payments he otherwise would have been entitled to receive had the Company terminated his employment without cause and without a change in control, and certain outplacement services.

Split Dollar Plan

     The Company maintains a Split Dollar Plan which provides death benefit protection and retirement benefits to participating executives if specified vesting conditions are met and further if the participating executive does not leave employment with the Company prior to age 55. The Split Dollar Plan also provides for designated payments upon a change of control of the Company. All Named Executive Officers of the Company participate in the Split Dollar Plan, other than Donald A. Borror. The specific terms of the Split Dollar Plan are discussed below under "Report of Compensation Committee on Executive Compensation - Long Term Incentive Compensation Split Dollar Plan."

Incentive Stock Plan

     The Company does not have any compensation plans (including any individual compensation arrangements) under which Common Shares are authorized for issuance by the Company, other than the Dominion Homes, Inc. Incentive Stock Plan (the "Incentive Stock Plan"). All outstanding stock options and awards of restricted stock were made pursuant to the Incentive Stock Plan. The Incentive Stock Plan was originally approved by the Company's sole shareholder in 1994.

     No stock options, SARs, or long-term incentive plan awards were granted to any Named Executive Officer under the Incentive Stock Plan during 2001.

     The following table sets forth information concerning the number of Common Shares underlying unexercised options and the value of the unexercised options held by those Named Executive Officers who held options as of December 31, 2001. All options were granted pursuant to the Incentive Stock Plan. No Named Executive Officer exercised any options during 2001.

     Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
     -----------------------------------------------------------------------
                                Option/SAR Values
                                -----------------

                        Number of Common Shares       Value of Unexercised
                        Underlying Unexercised            In-The-Money
                            Options/SARs at              Options/SARs at
                          Fiscal-Year-End (#)        Fiscal-Year-End ($)(1)
                     ---------------------------- ------------------------------

Name                 Exercisable  Unexercisable    Exercisable    Unexercisable
--------------------------------------------------------------------------------

Jon M. Donnell         76,000(2)      4,000        $902,100(2)     $43,400
Robert A. Meyer, Jr.   46,000(3)      1,500        $540,350(3)     $16,275

(1) The Value of Unexercised In-The-Money Options equals the difference between the aggregate fair market value at December 31, 2001, of the Common Shares underlying the options and the aggregate exercise price of the options.

(2) Includes 76,000 Common Shares which Mr. Donnell acquired upon exercise of options on January 31, 2002.

(3) Includes 46,000 Common Shares which Mr. Meyer acquired upon exercise of options on January 31, 2002.

     The following table sets forth information, as of December 31, 2001, concerning the aggregate number of Common Shares that are subject to issuance upon exercise of outstanding options, warrants or rights granted under the Incentive Stock Plan; the weighted-average exercise price of such options, warrants and rights; and the number of Common Shares remaining available for issuance under the Incentive Stock Plan. For information regarding Common Shares held by the trustee of the Executive Deferred Compensation Plan for the account of certain participating directors and executive officers of the Company, see "Executive Deferred Compensation Plan" below.

                     Equity Compensation Plan Information

 Number of Common Shares to    Weighted-average       Number of Common Shares
 be issued upon exercise of    exercise price of      remaining available for
    outstanding options,     outstanding options,    future issuance under the
   warrants and rights(1)     warrants and rights    Incentive Stock Plan (2)
--------------------------------------------------------------------------------

          402,600                    $4.65                    176,743

(1) Number is subject to adjustment if necessary to prevent dilution or enlargement of the benefits intended to be made available under the Incentive Stock Plan.

(2) Excludes Common Shares listed in the first column as Common Shares to be issued upon exercise of outstanding options, warrants and rights.

Executive Deferred Compensation Plan

     The Executive Deferred Compensation Plan permits executive officers and directors to elect to defer receipt of a portion of their annual compensation (20% of total base and bonus for employees and 100% of directors' fees). The Executive Deferred Compensation Plan also provides for a matching contribution by the Company for each participant equal to 25% of the amount deferred, but not to exceed $2,500 in any year. The Company's matching contribution vests in 20% increments over a five-year period. The contribution and match amounts are used by the trustee of a rabbi trust to acquire Common Shares of the Company in the open market. These Common Shares are held and voted by the trustee pursuant to the rabbi trust agreement.

     The following table sets forth information concerning the aggregate deferral contributions by participating directors and executive officers and corresponding aggregate Company-matching contributions through December 31, 2001, expressed as the number of Common Shares held by the trustee as of such date, with respect to each director and executive officer participating in the Executive Deferred Compensation Plan.


                                       Vested        Unvested
                       Deferral    Company-MatchinCompany-Matching
                    Contributions  Contributions   Contributions
                      Payable as     Payable as     Payable as
                    Common Shares  Common Shares   Common Shares      Total
--------------------------------------------------------------------------------

Douglas G. Borror      12,766          2,396            774          15,936
David S. Borror         6,604            932            726           8,262
Pete A. Klisares       16,475          1,911              0          18,386
C. Ronald Tilley       12,797          1,903              0          14,700
Terry E. George         7,577          1,901              0           9,478
Jon M. Donnell          7,577          1,127            774           9,478
Robert A. Meyer,        7,580          1,127            775           9,482
Jr.
Peter J. O'Hanlon       4,314            360            725           5,399
--------------------------------------------------------------------------------

Total                  75,690         11,657          3,774          91,121

Director Compensation

     Directors who are not employees of the Company receive fees of $2,500 per quarter and $1,000 per Board meeting and $500 per committee meeting attended ($1,000 per committee meeting for committees of which the director serves as chairman). Directors may defer the receipt of those fees and receive Company-matching contributions with respect to those deferred fees through participation in the Executive Deferred Compensation Plan.

     Additionally, under the Incentive Stock Plan, each director who is not, and has never been, an employee of, or paid advisor or consultant to, the Company will receive, on the first business day after each annual meeting of shareholders, provided that the director continues to serve on the Board on such date, a grant of a non-qualified stock option to purchase 2,500 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of grant. A director option is exercisable from the date of grant until the earlier of (i) the tenth anniversary of the date of grant or (ii) generally three months (one year in the case of a director who becomes disabled or dies) after the date the director ceases to be a director.

     The Company does not pay any separate remuneration to employees of the Company who serve as directors. Messrs. Klisares, Mayo and Tilley were the directors who were not employees of the Company in 2001.

                        Report of Compensation Committee
              on Executive Compensation, Report of Audit Committee
                        and Share Price Performance Graph

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following "Report of Compensation Committee on Executive Compensation," "Report of Audit Committee" and the information under "Share Price Performance Graph" shall not be incorporated by reference into any such filings.


                        REPORT OF COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Company has vested in the Compensation Committee (the "Committee") of the Board of Directors the authority to determine and administer the compensation program for the Company's executive officers and other key employees. The Committee is composed of the Company's three outside, independent directors: Pete A. Klisares, Gerald E. Mayo and C. Ronald Tilley. Mr. Klisares chairs the Compensation Committee.

Compensation Philosophy

     The Company's executive compensation philosophy seeks to promote the following key objectives:

o Align the interests of executive officers and other key employees with the interests of shareholders by linking a significant percentage of their total compensation to Company financial performance.

o    Reward individual contribution and achievement.

o Allow the Company to continue to attract and retain outstanding executive officers and other key employees and to compete with industry competitors and other businesses for executive talent.

Implementation of this philosophy is an ongoing process, and the Committee expects, as in previous years, to continue to refine the Company's executive compensation program during 2002.

     There are two primary components to the Company's executive compensation program: annual cash compensation and long-term incentive compensation. Annual cash compensation consists of a base salary and an incentive bonus. Long-term incentive compensation consists of stock options, restricted stock, and other awards under the Incentive Stock Plan. The Company's executive compensation program also allows executives to defer a portion of their compensation, and to augment the deferred amounts by Company matches, through their optional participation in the Executive Deferred Compensation Plan. The Company also has a Split Dollar Plan which provides death benefit protection and retirement benefits to participating executives if certain vesting conditions are met and further if the participating executive does not leave employment with the Company prior to age
55. See "Split Dollar Plan," below.

Annual Cash Compensation

     General. It is the Company's objective to achieve continuous revenue and earnings growth with a long-term objective of performing in the leading group of companies in the homebuilding industry in revenue growth and profitability. The Committee believes that, in order to achieve this objective, the Company must be able to attract and retain exceptional executive talent. Accordingly, the Committee's intent is that the total cash compensation received by the Company's executive officers would place them in the upper range of the total cash compensation received by the executive officers of homebuilding companies in general. In determining compensation for the Company's executive officers, the Committee annually reviews a nationally-compiled database of compensation by other homebuilding companies for various executive positions, including data specific to public homebuilding companies, homebuilding companies of a size comparable to the Company and homebuilding companies operating in the Midwest. The Committee also considers the performance of the Company in relation to other homebuilding companies based on several measures of economic performance.

     Base Salary. The Committee recognizes that the homebuilding business is cyclical and that the Company's financial performance depends, in large part, on whether the homebuilding business is in a favorable or unfavorable cycle. The Committee attempts to set the base salaries of the Company's executive officers at levels sufficient to attract and retain executive talent in all business cycles.

     In setting the base salary of an executive officer, the Committee subjectively analyzes the executive's responsibilities, performance and value to the Company, but gives no fixed weighting to any of such factors. The Committee also considers market salary ranges for comparable positions. The Committee reviews annually the base salary of each executive officer and makes adjustments as it believes is warranted.

     Incentive Bonus. The Committee believes that a significant portion of the total compensation of the Company's executive officers should consist of variable, performance-based components, such as awards of incentive bonuses and grants of stock options, which the Committee can adjust to reflect changes in Company and individual performance. These compensation components are intended to reinforce the Company's commitment to increasing Company profitability and shareholder value.

     The Committee takes into account various quantitative measures and qualitative indicators of Company and individual performance in determining the level of incentive bonuses to be awarded to the Company's executive officers, including contributions to attaining corporate goals and objectives and achievements with respect to individual goals and performance measures. Although historically the Committee has tended to give more weight to quantitative measures of Company financial performance, it does not apply any specific formula. In making such compensation decisions, the Committee recognizes and takes into account that the homebuilding business is cyclical and that Company financial performance can be greatly affected by factors, such as interest rates and weather, that are beyond the control of the Company's executive officers. The Committee considers such quantitative Company financial performance measures as revenue growth, profitability, earnings per share and return on shareholders' equity in determining the level of incentive bonuses. The Committee also considers the Company's performance with respect to its customer satisfaction ratings as a factor in determining incentive bonuses for all executive officers.

     The Committee also understands the importance of individual contributions and achievements that may be difficult to quantify and, accordingly, recognizes qualitative indicators such as successful supervision of major corporate projects, demonstrated leadership and the ability to respond to difficult business cycles.

Long-Term Incentive Compensation

     Stock Options. No stock options were awarded to any Named Executive Officer in 2001.

     Although no grants were made in 2001, the Committee intends to make grants on a periodic basis under the Incentive Stock Plan to the Company's executive officers and other key employees. In making such grants, the Committee will consider the subjective factors identified above, as well as the number of options granted in prior years.

     Restricted Stock Grants. No restricted stock grants were awarded to any Named Executive Officer in 2001.

     Split Dollar Plan. Effective January 1, 1999, the Company adopted the Split Dollar Plan, in which certain key employees of the Company, including all Named Executive Officers other than Donald A. Borror, are participants. The purpose of the Split Dollar Plan is to provide additional incentive for participating employees to remain with the Company and contribute to its success.

     Under the Split Dollar Plan, participating employees are provided with a death benefit during employment, together with a retirement benefit upon retirement at or after age 55 (or, if sooner, upon a "change in control" of the Company), provided (a) the employee shall have then completed ten years of service with the Company following implementation of the Split Dollar Plan, (b) the Company shall have attained adjusted shareholders' equity of $100 million, and (c) the employee shall have complied with the provisions of the noncompetition covenant for one year following retirement. "Change in control" is defined as an event which results in either BRC failing to own at least 30% of the combined voting power of the outstanding voting securities of the Company, or both Donald A. Borror and Douglas G. Borror ceasing to be directors and officers of the Company. "Adjusted shareholders' equity" is defined to exclude the proceeds of any sale by the Company of equity securities and to include the fair value of any dividends or distributions made by the Company after the effective date of the Split Dollar Plan.

     Each participating employee has entered into an agreement with the Company under which the employee's rights under each split dollar policy are assigned to the Company. Each participating employee is required to pay a portion of the policy premiums; the remainder of the premiums are paid by the Company. In the event a participating employee terminates employment prior to either completing ten years of service or the Company's attaining adjusted shareholders' equity of $100 million dollars, the employee's employment is terminated by the Company for "cause" at any time prior to payment of the retirement benefit, or the employee violates the terms of the noncompetition covenant, the then accumulated cash value in the policy will be retained by the Company. In the event the employee dies prior to the vesting of retirement benefits, all premiums paid by the Company will be repaid to the Company prior to the payment of any death benefit to the employee's beneficiary under the policy.

Chief Executive Officer Compensation

     In accordance with the executive compensation philosophy and program described above, and primarily in recognition of the Company's improved financial performance during 2001, the Committee awarded Douglas G. Borror a cash incentive bonus of $1.0 million in 2001. Mr. Borror received an annual base salary in 2001 of $480,000. Mr. Borror did not receive an award of stock options or restricted stock in 2001.

Tax Aspects

     Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits the deduction by a publicly-held corporation of compensation paid to a "covered employee" in excess of $1.0 million per year, subject to certain exceptions. Generally, the Company's covered employees are those executive officers listed under the Summary Compensation Table set forth above.

     As set forth in the Summary Compensation Table above, Douglas G. Borror and Jon M. Donnell each earned bonuses in 2001 that caused their total compensation for 2001 to exceed $1.0 million. The Company paid only a portion of these bonuses ($600,000 of Mr. Borror's total $1.0 million bonus and $450,000 of Mr. Donnell's total $725,000 bonus) in 2001. The Company will pay all remaining amounts ($400,000 to Mr. Borror and $275,000 to Mr. Donnell) in 2002. The total compensation subject to Section 162(m) for Mr. Borror, after the deferral of bonus discussed above, exceeded the $1.0 million limitation of Section 162(m) by $101,961. The total compensation subject to Section 162(m) for Mr. Donnell, after the deferral of bonus discussed above, exceeded the $1.0 million limitation of Section 162(m) by $26,777.

     As indicated above, Section 162(m) provides exceptions to the $1.0 million limitation on the deductibility of executive compensation. The Board of Directors is recommending to the shareholders that they approve the adoption of the Dominion Homes, Inc. 2002 Incentive Growth Plan at the Annual Meeting to ensure that compensation payable under the plan will be deductible as performance based compensation. The plan is discussed in detail below under "Approval of Dominion Homes, Inc. 2002 Incentive Growth Plan." If the Plan is approved, the Company anticipates that it will be able to meet the deductibility limitations of Section 162(m) for each of Mr. Borror and Mr. Donnell for 2002.

                      Members of the Compensation Committee
                         Pete A. Klisares Gerald E. Mayo
                                C. Ronald Tilley

                            REPORT OF AUDIT COMMITTEE

General

     The Audit Committee is composed of three directors. The members of the Audit Committee during 2001 were Pete A. Klisares, Gerald E. Mayo and C. Ronald Tilley. Mr. Mayo chairs the Audit Committee. The Audit Committee is governed by a formal written charter that is reviewed and assessed annually and that was adopted by the Board in 2001. A copy of the charter was attached as Appendix A to the Company's Proxy Statement for the 2001 Annual Meeting and is on file with the Securities and Exchange Commission. In accordance with the provisions of its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the Audit Committee qualifies as independent for purposes of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

Review and Discussion with Independent Accountants and Auditors

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from PricewaterhouseCoopers LLP a formal written statement describing all relationships between PricewaterhouseCoopers LLP and the Company that might bear on PricewaterhouseCoopers LLP's independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PricewaterhouseCoopers LLP any relationships or services that may impact the objectivity and independence of PricewaterhouseCoopers LLP and satisfied itself as to PricewaterhouseCoopers LLP's independence. The Audit Committee also discussed with management, the internal auditors and PricewaterhouseCoopers LLP the adequacy and effectiveness of the Company's internal accounting and financial controls. The Audit Committee met with the independent auditors each quarter to discuss the results of interim reviews including when applicable, new or changed accounting principles, unusual transactions, and estimates, judgments and uncertainties related to the Company's quarterly financial reports. In each case, these meetings were conducted prior to the filing of the Form 10-Q. The Audit Committee also received written communication, and held discussions with, the independent auditor regarding the annual audit plan including matters relating to accounting and financial reporting, higher risk and judgmental areas of financial reporting and industry and business issues impacting the Company's financial reports. Prior to filing of the Company's Annual Report on Form 10-K, the Audit Committee discussed and reviewed the results of PricewaterhouseCoopers LLP's audit of the financial statements for the year ended December 31, 2001. This discussion and review conducted with and without management present, included all communications required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

Review with Management

     The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2001, with management. Management has the responsibility for the preparation of the Company's consolidated financial statements and PricewaterhouseCoopers LLP has the responsibility for the audit of those statements. The Audit Committee also discussed the results of the Company's internal audit.

Audit Fees

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual consolidated financial statements for 2001 and the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for 2001 (the "Audit Services") were $182,000.

Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP did not render any of the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR 210.2-01(c)(4)(ii)) (the "Financial Information Systems Design and Implementation Services") during 2001 for the Company.

All Other Fees

     The aggregate fees billed for services rendered by PricewaterhouseCoopers LLP, other than Audit Services and Financial Information Systems Design and Implementation Services, for 2001 included audit related services for audits to meet regulatory requirements ($32,000), income tax compliance and related tax services ($32,000), and other one-time advisory services ($76,000).

Conclusion

     Based on the reviews and discussions with management and PricewaterhouseCoopers LLP noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the Securities and Exchange Commission. The Audit Committee also determined that the provision of the Other Services was compatible with maintaining PricewaterhouseCoopers LLP's independence.

     This Report of the Audit Committee was signed and adopted by each of the members of the Audit Committee on March 19, 2002.

                         Members of the Audit Committee
                         Pete A. Klisares Gerald E. Mayo
                                C. Ronald Tilley

                        SHARE PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Common Shares from December 31, 1996, until December 31, 2001, with the cumulative total return of (a) the NASDAQ-OTC Index Composite and (b) the Standard and Poor's Homebuilding Index. The graph assumes the investment on December 31, 1996, of $100 in the Common Shares, the NASDAQ-OTC Index Composite and the Standard and Poor's Homebuilding Index.

                          Share Price Performance Graph

                      [GRAPHIC-CHART-PLOTTED POINTS BELOW]

                    Nasdaq    S&P Homebuilding      DHOM
                   -------    ----------------      ------
December 31, 1996   100.0          100.0            100.0
December 31, 1997   122.4          158.1            274.3
December 31, 1998   169.8          191.1            251.4
December 31, 1999   312.7          127.6            142.9
December 31, 2000   191.4          198.4            192.9
December 31, 2001   151.1          252.0            356.6

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Description and Ownership of BRC

     BRC, which owns approximately 63.7% of the Company's outstanding Common Shares, is in the business of owning, managing and consulting on multifamily housing, commercial real estate and undeveloped real estate. Donald A. Borror, Douglas G. Borror, and David S. Borror, who are directors and executive officers of the Company, and Terry E. George, who is an executive officer of the Company, also are directors of BRC. David S. Borror, Douglas G. Borror and Mr. George also serve as President, Executive Vice President and Vice President, respectively, of BRC. Mr. George additionally serves as Secretary and Treasurer of BRC.

     BRC has issued and outstanding 94,860 voting common shares and 273,195 non-voting common shares, all of which are beneficially owned by members of the Borror family, or trusts for their benefit, and by Terry George. BRC holds 10,205 voting and 42,000 non-voting common shares of BRC as treasury shares. Through their ownership and control of BRC, such persons are in a position to control the Company. See "Security Ownership of Certain Beneficial Owners and Management."

     On September 13, 2001, the Amended and Restated Borror Corporation Stock Trust, a revocable trust established by Donald Borror pursuant to a trust agreement dated January 4, 1994 (the "Stock Trust") exchanged 13,475 voting common shares of BRC for 13,475 non-voting common shares held by the Irrevocable S Trust, an irrevocable trust established by Donald Borror pursuant to a trust agreement dated June 26, 1987 (the "Irrevocable Trust"). The exchange was effected as part of Donald Borror's estate planning and to help ensure an orderly succession of ownership of BRC at the time of Donald Borror's death.

     The Stock Trust owns 6,500 voting common shares of BRC, representing 6.85% of the issued and outstanding voting common shares of BRC, and 13,475 of the non-voting common shares of BRC, representing 4.93% of the issued and outstanding non-voting common shares of BRC.

     The Stock Trust will expire upon the ten year anniversary of Donald Borror's death or upon the death of Joanne Borror (Donald Borror's wife), whichever is later. After Donald Borror's death, Joanne Borror is the beneficiary of the Stock Trust until her death (unless she predeceases Donald Borror) and each of Donald and Joanne Borror's children (Douglas and David Borror and Donna Myers) are one-third remainder beneficiaries of the Stock Trust. Donald Borror and Douglas Borror are the joint trustees of the Stock Trust until the death or incapacity of either of them, whereupon the other of them will become sole trustee.

     Douglas Borror owns 43,099 voting common shares of BRC, representing 45.43% of the issued and outstanding voting common shares of BRC, and 112,875 non-voting common shares of BRC, representing 41.32% of the issued and outstanding non-voting common shares of BRC.

David Borror owns 23,328 voting common shares of BRC, representing 24.59% of the issued and outstanding voting common shares of BRC, and 76,180 non-voting common shares of BRC, representing 27.88% of the issued and outstanding non-voting common shares of BRC.

      The Irrevocable Trust owns 16,114 voting common shares of BRC, representing 16.99% of the issued and outstanding voting common shares of BRC, and 54,605 non-voting common shares of BRC, representing 19.99% of the issued and outstanding non-voting common shares of BRC. David Borror is the trustee of the Irrevocable Trust and Donna Myers (Donald and Joanne Borror's daughter and Douglas and David Borror's sister) is the sole beneficiary of the Irrevocable Trust. The Irrevocable Trust expires upon the death of Donald Borror.

     Terry George owns 5,819 voting common shares of BRC, representing 6.13% of the issued and outstanding voting common shares of BRC, and 16,060 non-voting common shares of BRC, representing 5.88% of the issued and outstanding non-voting common shares of BRC.

     BRC and the shareholders of BRC are parties to a Close Corporation Agreement dated January 4, 1994 and Amended and Restated on September 13, 2001 (the "BRC Agreement"). The BRC Agreement contains certain provisions related to BRC's status as an S Corporation (including mandatory distributions to BRC shareholders equal to the product of the maximum marginal individual income tax rate and the shareholder's pro rata share of the taxable income attributable to
BRC).

     The BRC Agreement provides that all of the voting power of the BRC shares is to be exercised by a majority of the directors of BRC, all of whom will be elected by Donald Borror and Douglas Borror jointly until the death or incapacity of either of them and, thereafter, by the other of them solely. David Borror will appoint the directors of BRC in the event Douglas Borror and Donald Borror are both deceased or incapacitated and, in such event, it is anticipated that David Borror will appoint an Advisory Committee of the then existing members of the Company's Executive Committee to assist him with material decisions affecting BRC, including issues involving BRC's ownership of the Company's Common Shares.

     Under the provisions of the BRC Agreement, David Borror is required to be elected as a director of BRC as long as he continues to hold at least 10% of the shares of BRC, absent his removal for "cause" (as defined therein). In such circumstances and as long as BRC has the ability to elect at least two directors of the Company, BRC also is required to use its best efforts to elect David Borror as a director of the Company. The BRC Agreement generally restricts the transfer of shares of BRC to persons other than members of the Borror family unless certain procedures are followed. BRC is required to repurchase all of Terry George's shares in the event of his death or incapacity and has the right to purchase Terry George's shares at any time. BRC also is required to purchase a certain number of shares from the estates of Borror family members. Subject to certain conditions, Borror family members who are not employed by BRC have the right to require BRC to repurchase shares from them. In certain instances, the obligation of BRC to repurchase shares may be assumed by certain Borror family shareholders.

Transactions with BRC

     The Board of Directors of the Company has established the Affiliated Transactions Review Committee for the purpose of reviewing any material transactions with affiliates or related parties of the Company, including BRC, for consistency with the Company's policies concerning affiliated transactions. The Affiliated Transactions Review Committee is comprised of the Company's three outside, independent directors: Pete A. Klisares, Gerald
E. Mayo and C. Ronald Tilley, and is chaired by Mr. Klisares.

     The Company leases its 40,000 square foot corporate headquarters from BRC. The lease was effective January 1, 1998 for a term of twelve years at a rental rate of $12.00 per square foot on a triple net basis. The lease contains two options to renew for periods of five years each at then-current market rates. The rental rate was established by an MAI appraiser commissioned by the Affiliated Transactions Review Committee, and confirmed in a review for the Affiliated Transactions Review Committee by a second MAI appraiser. The Company paid to BRC $451,000 under this lease during 2001.

     The Company also leases from BRC an aggregate of 15,750 square feet of commercial space which the Company uses as a decorating center, centralized sales office, mortgage services company and construction conference center. The weighted average lease rate of this space is $11.00 a square foot. The Affiliated Transactions Review Committee approved each of the leases after review of a report by an independent MAI appraiser. The Company paid to BRC an aggregate of $153,000 under leases for this space during 2001. The Company believes that the terms of these leases were no less favorable to the Company than those reasonably available from unrelated third parties for comparable space.

     Occasionally, employees of the Company provide limited administrative services to BRC, for which the Company receives fees. The Company received aggregate fees of $12,500 from BRC for such administrative services in 2001.

     The Company and BRC are parties to a Shareholder Agreement (the "Shareholder Agreement"), dated January 20, 1994, pursuant to which BRC has the right, from time to time, to demand that the Company register for sale Common Shares owned by BRC. Each request by BRC for a demand registration must cover at least 10% of the Common Shares owned by BRC and at least 5% of the Company's then outstanding Common Shares. Without the Company's consent (exercised by a majority of its independent directors), the Company is not obligated to cause a demand registration to be effected within 18 months after the consummation of a prior demand registration. BRC and the Company will each pay one-half of the expenses of each demand registration. BRC also will have incidental, or piggy-back, registration rights if the Company proposes to register any of its equity securities (other than registrations involving employee benefit plans) for its own account or for the account of any other shareholder. BRC will pay all of its own legal expenses and the first $25,000 of the other expenses of a piggy-back registration and the Company will pay the remaining expenses of a piggy-back registration. Both the demand and piggy-back registration rights will be subject to customary underwriting and holdback provisions and will expire on March 9, 2004.

Transactions with Printing Plus, Inc.

     Donald A. Borror and Richard Myers own Printing Plus, Inc., a printing company which has provided printing services to the Company. Mr. Myers operates Printing Plus, Inc. Mr. Myers is the husband of Donna Borror Myers, who is Donald A. Borror's daughter and Douglas G. and David S. Borror's sister. In 2001, the Company paid $137,000 to Printing Plus, Inc. for printing services. All of the printing services provided to the Company by Printing Plus, Inc. in

2001 were pursuant to contracts that had been competitively bid. The transactions between the Company and Printing Plus, Inc. were not reviewed or approved by the Affiliated Transactions Review Committee or the Audit Committee of the Board of Directors.

                        APPROVAL OF DOMINION HOMES, INC.
                              INCENTIVE GROWTH PLAN

     The Board proposes that the shareholders approve the adoption of the Dominion Homes, Inc. Incentive Growth Plan (the "Plan"). Set forth below is a summary of the Plan, which summary is qualified in its entirety by reference to the Plan in the form attached as Appendix I.

      Purpose

     The purpose of the Plan is to foster and promote the Company's long-term financial success and to increase shareholder value by, (1) providing participants in the Plan an opportunity to earn incentive compensation if specified objectives are met; and (2) enabling the Company to attract and retain the services of outstanding persons upon whose judgment, interest and dedication the successful conduct of the Company's business is largely dependent.

     The Plan provides for the award of target bonuses for Plan participants. Pursuant to the Plan, a participant must satisfy specified performance criteria over the course of a performance cycle in order to receive some or all of the designated target bonus.

     The Plan is designed to take into account Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) governs the corporate tax deductibility of annual compensation exceeding $1.0 million paid to the chief executive officer and the four other most highly compensated executive officers of a public company. Corporate tax deductions for certain types of compensation, including performance-based compensation, are generally allowed. The Plan is being submitted to the shareholders for approval at the Annual Meeting in an effort to ensure that the compensation payable under the Plan will be deductible as performance-based compensation. By approving the Plan, the shareholders will also be approving, among other things, the performance measures, eligibility requirements and limits on the awards that may be made pursuant to the Plan.

      Administration

     The Plan will be administered by the Compensation Committee of the Board of Directors. Each Compensation Committee member will be an "outside director" within the meaning of Section 162(m). The Compensation Committee will have the authority to,

     o prescribe, amend and rescind rules and regulations relating to the Plan;

     o provide for conditions deemed necessary or advisable to protect the interests of the Company; and

     o interpret the Plan and supply any missing terms needed to administer the Plan.

The Compensation Committee also will have the authority to determine the amount of each target bonus that may be awarded to a participant under the Plan and the performance criteria that the participant must satisfy in order to receive some or all of that bonus. All decisions made by the Compensation Committee will be final and binding.

      Eligibility

     Only those persons holding the positions of Chairman of the Board, Chief Executive Officer, President, Executive Vice President or Chief Operating Officer of the Company are eligible to participate in the Plan. It is anticipated that Douglas G. Borror, the Chairman of the Board and Chief Executive Officer of the Company, and Jon M. Donnell, the President and Chief Operating Officer of the Company, will be the only two eligible officers during 2002.

     The Compensation Committee will send each of the eligible officers a participation agreement specifying the conditions that must be met if the participant is to receive a bonus at the end of a designated performance cycle and the basis upon which the amount will be calculated. Each eligible officer may become a participant in the Plan only if he or she returns to the Compensation Committee a signed participation agreement within sixty days of receiving it from the Compensation Committee.

      Performance Criteria

     The Compensation Committee is responsible for establishing for each plan participant (1) a target bonus and (2) the performance criteria used to determine the portion of the target bonus that the participant will receive at the end of any given performance cycle under the Plan. In establishing each participant's performance criteria, the Compensation Committee will consider the relevance of each participant's assigned duties and responsibilities to factors that preserve and increase the Company's value. These factors will include:

     o    Increasing sales;

     o    Developing new products and lines of revenue;

     o    reducing operating expenses;

     o    increasing customer satisfaction;

     o developing new markets and increasing the Company's share of existing markets;

     o    meeting completion schedules;

     o    increasing standardized pricing;

     o developing and managing relationships with regulatory and other governmental agencies;

     o    managing cash;

     o    managing claims against the Company, including litigation;

     o    identifying and completing strategic acquisitions; and

     o    increasing the Company's book value.

     At the end of each performance cycle, the Compensation Committee will certify to the Board the extent to which each participant has or has not met his or her performance criteria and the portion, if any, of the target bonus that is to be paid to each participant.

     The Compensation Committee will make appropriate adjustments to reflect any substantive change in a participant's job description or assigned duties and responsibilities. The

Compensation Committee also will make appropriate adjustments to reflect the effect on any performance criteria of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. The Compensation Committee will make the adjustment to the extent the performance criteria is based on stock, as of the effective date of the event, and for the performance cycle in which the event occurs. The Compensation Committee will make a similar adjustment to any portion of a performance criteria that is not based on stock but which is affected by an event having an effect similar to those previously described.

     The Compensation Committee will establish performance criteria and communicate them in writing to each affected participant in a participation agreement, no later than the earlier of (1) ninety (90) days after the beginning of the applicable performance cycle; or (2) the expiration of 25% of the applicable performance cycle.

      Termination of Employment During Performance Cycle

     Subject to any contrary agreement between the Company and the participant, a participant who terminates employment before the end of a performance cycle will forfeit all right to receive any amount under the Plan. In all cases, however, the participant will receive any amounts earned during any performance cycle that ended before his or her termination. A participant who retires, dies or becomes disabled during a performance cycle will receive a prorated distribution at the end of the performance cycle during which he or she retired, died or became disabled, calculated in accordance with the proration formula set forth in the Plan.

      Change in Control

     Within sixty days of a change in control of the Company, the Company will distribute to each Plan participant the participant's target bonus for the year in which the change in control occurred. The Company will make the distribution whether or not the performance criteria for that period have been met and whether or not the pending performance cycle has been completed.

     If, however, the sum of all payments made upon a change in control as described in the Plan, and those provided under all other plans, programs or agreements between the participant and the Company and its subsidiaries, constitute "excess parachute payments," then the Company will either (1) reimburse the participant for specified amounts owed as excise taxes, as described in the Plan, or (2) reduce the amounts paid to the participant under the Plan so that the participant's total payments would be $1.00 less than the amount that would be considered an "excess parachute payment." The Company will use the procedure which provides the affected participant with the greatest after-tax benefit.

      Form and Time of Distribution

     In general, the Company will distribute all amounts under the Plan in a lump sum no later than ninety days after the end of the applicable performance cycle. Each participant, however, may direct the Company to defer all or any portion of a distribution by electing to have that amount credited to the participant's account under the Executive Deferred Compensation Plan, or any successor plan, and having that amount distributed under the terms of that plan. The participant must make this election in his or her participation agreement that relates to the performance cycle during which the deferred amount may be earned. Once filed, the election is irrevocable. Before distributing any amount under the Plan, the Company will withhold an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements imposed on the amount of any distribution under the Plan.

      Amendment and Termination

     The Board and the Compensation Committee each have authority to terminate, suspend or amend the Plan at any time without shareholder approval, except to the extent that approval is required to satisfy applicable requirements under Rule 16b-3 of the Securities Exchange Act or under applicable requirements of the Internal Revenue Code or any securities exchange on which the Company's securities are listed. In addition, no Plan amendment may:

     o result in the loss of a Compensation Committee member's status as a "non-employee director" as defined in Rule 16b-3, with respect to any employee benefit plan of the Company;

     o    cause the Plan to fail to meet requirements imposed by Rule 16b-3; or

     o without the consent of the affected participant, adversely affect the participant's ability to earn any target bonus for which performance criteria were established before the amendment, modification or termination of the Plan.

      Transferability

     In general, no participant may transfer, alienate, pledge, hypothecate or otherwise assign the participant's rights to receive a distribution under the Plan to any other person, and any attempt to do so, will be void. The Plan, however, does permit a participant to designate one or more beneficiaries to whom the Company will pay any amount under the Plan upon the death of the participant. A participant must make each designation on a form acceptable to the Compensation Committee and the designation will not be effective until it is delivered to the Compensation Committee. In the absence of a beneficiary designation, the Company will pay amounts remaining unpaid on the participant's death to the deceased participant's surviving spouse, if any, or otherwise to the participant's estate.

      New Plan Benefits

     Pursuant to the Plan, the Company may not pay a bonus for any performance cycle that is larger than four times the participant's base salary for that performance cycle.

     The exact amount of the benefits or amounts, if any, that will be allocated to or received by the Company's eligible officers is at the discretion of the Compensation Committee and dependent upon the future performance of the Company, and therefore cannot be determined at this time. However, the annual cash and stock bonuses paid to the executive officers of the Company for fiscal year 2001 and for the two prior fiscal years are set forth in the bonus column of the Summary Compensation Table of this proxy statement. In addition, information concerning the total number of Common Shares subject to options, warrants and rights issued by the Company pursuant to its Incentive Stock Plan, and the number of Common Shares remaining available for issuance pursuant to that plan, is set forth above in the table titled "Equity Compensation Plan Information."

Recommendation and Vote

     The affirmative vote of the holders of a majority of the Common Shares issued and outstanding as of the record date is required to approve the adoption of the Plan.

     The Board of Directors recommends that shareholders vote "FOR" the proposal to approve the adoption of the Plan.


                              SELECTION OF AUDITORS

     The Board of Directors of the Company has selected PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year ending December 31, 2002. PricewaterhouseCoopers LLP and its predecessors have audited the books of the Company and its predecessors since 1964. Management expects that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Recommendation and Vote

     Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 2002 will require the affirmative vote of the holders of a majority of the Common Shares issued and outstanding as of the record date.

     The Board of Directors recommends that shareholders vote "FOR" ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 2002.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Company is required to report in this Proxy Statement any known failures during the 2001 year by executive officers, directors or 10% shareholders to file on a timely basis a Form 3, 4 or 5, relating to the beneficial ownership of the Common Shares. To the best of the Company's knowledge after a review of such filings and written representations of those persons, all such required forms were filed on a timely basis.

                   PROPOSALS BY SHAREHOLDERS FOR 2002 MEETING

     In order to be eligible to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the shareholders of the Company to be held in 2003 (the "2003 Annual Meeting"), a shareholder must have continuously held at least $2,000 in market value, or 1% of the issued and outstanding Common Shares, for at least one year by the date on which the proposal is submitted. In addition, the shareholder must continue to hold the requisite number of Common Shares through the date of the 2003 Annual Meeting. Any such proposal must be received by the Company prior to the close of business on December 2, 2002. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and a statement that the shareholder intends to continue to hold the requisite number of Common Shares through the date of the 2003 Annual Meeting. If the proponent is not a shareholder of record, proof of beneficial ownership of the requisite number of Common Shares also should be submitted. The proxy rules of the Securities and Exchange Commission govern the content and form of shareholder proposals. All proposals must be a proper subject for action at the 2003 Annual Meeting.

     The Company may not be required to include in its Proxy Statement for the 2003 Annual Meeting any proposal submitted outside of the procedures set forth in the immediately preceding paragraph. The Company also may confer on the proxies' discretionary authority to vote on any such proposal, if it does not receive notice of such proposal by February 17, 2003.

     The procedures for shareholders to make nominations for Class I Directors to be elected at the 2003 Annual Meeting are set forth above under "Board of Directors and Management -- Nomination of Directors."


                             ADDITIONAL INFORMATION

     Upon the written request of any person solicited, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, excluding exhibits, which was filed with the Securities Exchange Commission on March 22, 2002. Such request should be addressed to Dominion Homes, Inc., Investor Relations Department, Attn: Terry E. George, 5501 Frantz Road, Dublin, Ohio 43017. The written request must include a statement that, as of March 19, 2002, the person was the beneficial owner of Common Shares.

                                                                    Appendix I

                              DOMINION HOMES, INC.

                             INCENTIVE GROWTH PLAN


                                  SECTION 1.00
                                     PURPOSE

This Plan is intended to foster and promote the Company's long-term financial success and to increase shareholder value by [1] providing Participants an opportunity to earn incentive compensation if specified objectives are met and [2] enabling the Company to attract and retain the services of outstanding persons upon whose judgment, interest and dedication the successful conduct of the Company's business is largely dependent.

                                  SECTION 2.00
                                   DEFINITIONS

When used in this Plan, the following terms will have the meanings given to them in this section unless another meaning is expressly provided elsewhere in this document. When applying these definitions, the form of any term or word will include any of its other forms.

Act. The Securities Exchange Act of 1934, as amended.

Board. The Company's Board of Directors.

Code. The Internal Revenue Code of 1986, as amended.

Change in Control. The occurrence of any event that results in either [1] Borror Realty Company's failing to own at least 30 percent of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or [2] both Don Borror and Doug Borror ceasing to be directors and officers of the Company.

Committee. The Board's Compensation Committee.

Company. Dominion Homes, Inc., an Ohio corporation, and any successor to it.

Disability. A Participant's inability due to illness, accident or otherwise to perform his duties for the period of time during which benefits are payable to the Participant under the Company's Short-Term Disability Plan, as determined by an independent physician selected by the Committee and reasonably acceptable to the Participant (or to his or her legal representative), provided that the participant does not return to work on a substantially full-time basis within 30 days after the Company notifies the Participant that his employment is being terminated because of his or her Disability.

Officer. The Company's Chairman of the Board, Chief Executive Officer, President, Executive Vice President or Chief Operating Officer.

Participation Agreement. The form that the Committee and each Participant must complete within the period described in Section 3.02.

Participant. Any Officer who has returned a completed Participation Agreement to the Committee within the period described in Section 3.02.

Performance Criteria. The criteria established by the Committee as of the beginning of each Performance Cycle and applied at the end of the same Performance Cycle to determine the portion (if any) of the Target Bonus payable under this Plan to any Participant.

Performance Cycle. The period over which the Committee will apply the Performance Criteria to establish the portion (if any) of the Target Bonus payable under this Plan to each Participant.

Plan. The Dominion Homes, Inc. Incentive Growth Plan.

Retirement. Termination of a Participant's employment at or after age 55.

Stock. The common shares, without par value, of the Company.

Subsidiary. Any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock of that corporation or of the capital or profits interest of a partnership or limited liability company.

Target Bonus. The amount that a Participant will receive if he or she meets the Performance Criteria established under Section 4.01 as of the beginning of the Performance Cycle. However, no Participant may receive a distribution under this Plan for any Performance Cycle that is larger than four times the Officer's base salary for the same Performance Cycle.

                                  SECTION 3.00
                                  PARTICIPATION

3.01 Designation of Participants. Subject to Section 3.02, all Officers may participate in this Plan. The Committee will send each Participant a Participation Agreement specifying [1] the conditions that must be met if he or she is to receive a bonus at the end of the Performance Cycle and [2] the basis on which that amount will be calculated.

3.02 Conditions of Participation. An Officer may become a Participant only if he or she returns to the Committee a signed Participation Agreement within 60 days after receiving that form from the Committee.

                                  SECTION 4.00
                                 ADMINISTRATION

4.01  Performance Criteria.

     [1] For each Performance Cycle, the Committee will [a] establish each Participant's Target Bonus and [b] develop the Performance Criteria that will be applied to determine the portion of the Target Bonus that will be paid at the end of the Performance Cycle.

     [2] In establishing each Participant's Performance Criteria, the Committee will consider the relevance of each Participant's assigned duties and responsibilities to factors that preserve and increase the Company's value. These factors will include:

          [a]  Increasing sales;

          [b]  Developing new products and lines of revenue;

          [c]  Reducing operating expenses;

          [d]  Increasing customer satisfaction;

          [e] Developing new markets and increasing the Company's share of existing markets;

          [f]  Meeting completion schedules;

          [g]  Increasing standardized pricing;

          [h] Developing and managing relationships with regulatory and other governmental agencies;

          [i]  Managing cash;

          [j]  Managing claims against the Company, including litigation;

          [k]  Identifying and completing strategic acquisitions; and

          [l]  Increasing the Company's book value.

     [3]  The Committee will make appropriate adjustments to reflect:

          [a] The effect on any Performance Criteria of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change. This adjustment to the Performance Criteria will be made [i] to the extent the Performance Criteria is based on Stock, [ii] as of the effective date of the event and [iii] for the Performance Cycle in which the event occurs. Also, the Committee will make a similar adjustment to any portion of a Performance

          Criteria that is not based on Stock but which is affected by an event having an effect similar to those just described.

          [b] A substantive change in a Participant's job description or assigned duties and responsibilities.

          [4] Performance Criteria will be established and communicated in writing to each affected Participant in a Participation Agreement no later than the earlier of:

               [a] 90 days after the beginning of the applicable Performance Cycle; or

               [b] The expiration of 25 percent of the applicable Performance Cycle.

4.02 Certification. As of the end of each Performance Cycle, the Committee will certify to the Board the extent to which each Participant has or has not met his or her Performance Criteria and the portion (if any) of the Target Bonus that is to be paid to each Participant.

4.03 Administration. The Committee is responsible for administering the Plan. In addition to the duties described elsewhere in this Plan, the Committee, by majority action, may [1] prescribe, amend and rescind rules and regulations relating to the Plan, [2] provide for conditions deemed necessary or advisable to protect the interests of the Company and [3] interpret the Plan and supply any missing terms needed to administer the Plan. Determinations, interpretations or other actions made or taken by the Committee under the provisions of this document will be final, binding and conclusive for all purposes and upon all persons.

                                  SECTION 5.00
                       EFFECT OF TERMINATION OF EMPLOYMENT
                   DURING PERFORMANCE CYCLE; CHANGE IN CONTROL

5.01 Effect of Termination of Employment During Performance Cycle for Reasons Other Than Retirement, Death or Disability. Except as provided in Section 5.02 and subject to any employment contract or other agreement between the Company and the Participant, a Participant who terminates employment before the end of a Performance Cycle will forfeit all right to receive any amount under this Plan. However, in all cases a terminated Participant will receive any amounts earned during any Performance Cycle that ended before his or her termination (e.g., if the Committee has not then valued or distributed amounts earned during a Performance Cycle that ended before the Participant terminated).

5.02 Effect of Retirement, Death or Disability During Performance Cycle. A Participant who Retires, dies or becomes Disabled during a Performance Cycle will receive a prorated distribution at the end of the Performance Cycle during which he or she Retired, died or became Disabled. The amount of this distribution will be calculated at the end of the Performance Cycle by applying the following procedure:

     [1] As of the end of the Performance Cycle during which the affected Participant Retired, died or became Disabled, the Committee will apply the Performance Criteria to measure the portion of the Target Bonus to be distributed. This calculation will be made in the manner described in Section 4.02 and will be made as if the Retired, deceased or Disabled Participant had remained actively employed throughout the Performance Cycle.

      [2]    The Committee then will multiply the amount produced under
      Section 5.02[1] by a fraction, the numerator of which is the number of whole calendar months during which the Retired, deceased or Disabled Participant was actively employed during the Performance Cycle and the denominator of which is the number of whole calendar months in the Performance Cycle.

      [3]   Then, the Committee will direct the Company to distribute the amount calculated in the form and at the time described in Section 6.00 to, as appropriate, the Retired or Disabled Participant or to the beneficiary of the deceased Participant.

5.03 Change in Control. Within 60 days after the completion of a Change in Control, the Company will distribute to each Participant their Target Bonus for the year in which the Change in Control occurs. This distribution will be made whether or not the Performance Criteria for that period have been met and whether or not the pending Performance Cycle has been completed. However, if the sum of the payments described in this section and those provided under all other plans, programs or agreements between the Participant and the Company or any Subsidiary constitute "excess parachute payments" as defined in Code ss.2800(b)(1), the Company will either:

     [1] Reimburse the Participant for the amount of any excise tax due under Code ss.4999 (but not for any income taxes or additional excise taxes associated with this initial payment), if this procedure provides the affected Participant with an after-tax amount that is larger than the after-tax amount produced under Section 5.03[2]; or

     [2] Reduce the amounts paid to the Participant under this Plan so that his or her total "parachute payment" as defined in Code ss.280G(b)(2)(A) under this and any all other plans, programs or agreements between the Participant and the Company or Subsidiary will be $1.00 less than the amount that would be an "excess parachute payment," if this procedure provides the Participant with an after-tax amount that is larger than the after-tax amount produced under Section 5.03[1].

                                  SECTION 6.00
                          FORM AND TIME OF DISTRIBUTION

6.01 Distribution. Subject to Sections 6.02 and 8.04, the amount determined by applying the procedures described in Sections 4.00 and 5.00 will be distributed in a lump sum no later than 90 days after the end of the applicable Performance Cycle.

6.02 Deferral of Distribution. Each Participant may direct the Company to defer all or any portion of his or her Plan distribution by electing to have that amount credited to his or her account under the Dominion Homes. Inc. Executive Deferred Compensation Plan or any successor plan and having that amount distributed under the terms of that plan. This election must be made in the Participation Agreement that relates to the Performance Cycle during which the deferred amount may be earned. Once filed, this election will be irrevocable.

                                  SECTION 7.00
                 AMENDMENT, MODIFICATION AND TERMINATION OF PLAN

The Board or the Committee may terminate, suspend or amend the Plan at any time without shareholder approval except to the extent that shareholder approval is required to satisfy applicable requirements imposed by [1] Rule 16b-3 under the Act, or any successor rule or regulation, [2] applicable requirements of the Code or [3] any securities exchange on which the Company's securities are listed. Also, no Plan amendment may [4] result in the loss of a Committee member's status as a "non-employee director as defined in Rule 16b-3 under the Act, or any successor rule or regulation, with respect to any employee benefit plan of the Company, [5] cause the Plan to fail to meet requirements imposed by Rule 16b-3 or [6] without the consent of the affected Participant adversely affect his or her ability to earn any Target Bonus for which Performance Criteria were established before the amendment, modification or termination of the Plan.

                                  SECTION 8.00
                            MISCELLANEOUS PROVISIONS

8.01 Assignability. Except as provided in Section 8.02, no Participant may transfer, alienate, pledge, hypothecate, transfer or otherwise assign his or her rights to receive a distribution under the Plan to any other person and any attempt to do so will be void.

8.02 Beneficiary Designation. Each Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any amount under the Plan will be paid as provided in Section 5.02. Each designation must be made on a form acceptable to the Committee and will be effective only after it is delivered to the Committee. In the absence of any beneficiary designation, amounts remaining unpaid at the Participant's death will be paid to the deceased Participant's surviving spouse, if any, or otherwise to his or her estate. The Participant (and his or her beneficiary) and not the Company or the Committee is responsible for keeping the Committee apprised of the beneficiary's address. Also, neither the Company nor the Committee is required to search for any beneficiary beyond sending a registered letter to the beneficiary at the latest address given to it by the Participant or beneficiary. Any amount otherwise payable to a beneficiary whom the Committee cannot locate at this address will be forfeited. However, if, within one year of the Participant's death, the beneficiary files a claim and establishes that he or she is the deceased Participant's beneficiary, the Committee will direct the Company to pay (and the Company will pay) any amount that was payable at the death of the Participant. However, no amount will be paid representing the time value of the delayed distribution. If this claim is not filed within one year of the Participant's death, the amount will be forfeited irrevocably.

8.03 No Guarantee of Employment or Participation. Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. Also, [1] receipt of a Target Bonus for any Performance Cycle is no guarantee that a Participant will receive a similar (or any) Target Bonus for any subsequent Performance Cycle and [2] establishment of Performance Criteria for any Performance Cycle is no guarantee that identical or similar criteria will be established for any subsequent Performance Cycle.

8.04 Tax Withholding. Before distributing any amount under the Plan, the Company will withhold an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements imposed on the amount of any distribution under the Plan.

8.05 Indemnification. Each person who is or has been a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification is not exclusive and is independent of any other rights of indemnification to which such persons may be entitled under the Company's Code of Regulations, by contract, as a matter of law or otherwise.

8.06 No Limitation on Compensation. Nothing in the Plan is to be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner not expressly authorized under this document.

8.07 Governing Law. The Plan, and all agreements under it, will be construed in accordance with and governed by the laws of the State of Ohio.

8.08 Resolution of Disputes.

     [1] Any controversy of claim arising out of, or relating to, this Plan will be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgement on the award rendered by the arbitrator or arbitrators may be entered in any court of competent jurisdiction.

     [2] If the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Participant is entitled to that payment, the payment will be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by The Huntington National Bank and in effect as of the date the payment was first due.

     [3] The costs of arbitration will be borne solely by the person by which they are incurred.

8.09 Term of Plan. The Plan will be effective upon its adoption by the Committee, subject to approval by the Board and approval by the affirmative vote of the holders of a majority of the shares of voting stock present in person or represented by proxy at the first annual meeting of shareholders occurring after the Board approves the Plan.

                              DOMINION HOMES, INC.

     Proxy for the Annual Meeting of Shareholders to be held on May 1, 2002
           This Proxy is solicited on behalf of the Board of Directors

     The undersigned holder(s) of common shares, no par value ("Common Shares"), of Dominion Homes, Inc. (the "Company") hereby constitute(s) and appoint(s) Jon
M. Donnell and Terry E. George, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders ("Annual Meeting") of the Company to be held at The Dominion HomeStore, 5767 Karric Square Drive, Dublin, Ohio, 43016, on May 1, 2002, at 10:00 a.m., local time, and any adjournment or adjournments thereof, and to vote all of the Common Shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournments thereof:

1.[ _ ] FOR election as Class II         2. [ _ ] WITHHOLD AUTHORITY to vote
        Directors of the Company of all           for all nominees listed blow
        the nominees listed below
        (except as marked to the
        contrary below)*

Donald A. Borror     David S. Borror       Pete A. Klisares     Gerald E. Mayo

*(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NAME OF THE NOMINEE IN THE LIST ABOVE.)

2.  [ _ ]  FOR         [ _ ]   AGAINST    [ _ ]    ABSTAIN

      Approval of the adoption of the Dominion Homes, Inc. 2002 Incentive Growth Plan.

3.  [ _ ]  FOR         [ _ ]   AGAINST    [ _ ]    ABSTAIN

      Ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company in 2002.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

                                    (Continued, and to be signed, on other side)

(Continued from other side)

      WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. WHERE NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS CLASS II DIRECTORS OF THE COMPANY, "FOR" APPROVAL OF THE ADOPTION OF THE DOMINION HOMES, INC. 2002 INCENTIVE GROWTH PLAN, "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY IN 2002, AND, IN THE DISCRETION OF THE PROXY OR PROXIES, ON ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

      All proxies previously given by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 1, 2002, Annual Meeting.

Dated:  __________________, 2002          -------------------------------------
                                               Signature of Shareholder(s)

Dated:  __________________, 2002          -------------------------------------
                                               Signature of Shareholder(s)


                                    Please sign  exactly as your name  appears
                                    hereon.     Executors,     administrators,
                                    trustees, guardians,  attorneys and agents
                                    should   give   their  full   titles.   If
                                    shareholder  is  a  corporation,  sign  in
                                    full    corporate   name   by   authorized
                                    officer.  If shares are  registered in two
                                    names,  both  shareholders   should  sign.
                                    (Please note any change of address on this proxy.)


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOMINION HOMES, INC. PLEASE FILL IN, DATE, SIGN AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.